UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

September 29, 2005

Date of Report (Date of earliest event reported)

Intellisync Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-21709	77-0349154
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2550 North First Street, San Jose, California 95131

(Address of principal executive offices, including zip code)

(408) 321-7650

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On October 5, 2005, Intellisync Corporation (the “Company”) entered into of a Change of Control Agreement (the “Eichler Change of Control Agreement”) with David P. Eichler, the Company’s Chief Financial Officer. The Eichler Change of Control Agreement provides certain benefits to Mr. Eichler, so long as he enters into a release of all claims with the Company, including:

(i)	acceleration of vesting with respect to that number of shares underlying options then held by Mr. Eichler that otherwise would vest over a twelve month period under the terms of such options if the Company is subject to a change of control;

(ii)	accelerated vesting with respect to one hundred percent of the then unvested stock options held by Mr. Eichler in the event that he is terminated without cause within twelve months following a change of control of the Company; and

(iii)	severance payments equal to six months continued salary and COBRA payments in the event Mr. Eichler is terminated without cause outside of the context of a change of control of the Company.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

1. On September 29, 2005, Intellisync Corporation (the “Company”) received notice from J. Keith Kitchen, the Company’s Chief Financial Officer, that Mr. Kitchen had decided to resign as the Company’s Chief Financial Officer, effective upon the appointment of his successor. Mr. Kitchen has agreed to remain with the Company as the Company’s Principal Accounting Officer for an undetermined amount of time following the appointment of his successor in order to provide transition services to the Company and the newly appointed Chief Financial Officer.

2. On September 29, 2005, Said Mohammadioun, a member of the Company’s Board of Directors, gave notice to the Company of his intention not to stand for re-election as a member of the Company’s Board of Directors. Mr. Mohammadioun will continue to serve through the end of his current term, which is scheduled to expire at the Company’s 2005 annual meeting of stockholders.

3. On October 3, 2005, the Company appointed David P. Eichler as the Company’s Chief Financial Officer. Prior to joining the Company, Mr. Eichler was Vice President of Finance and Chief Financial Officer of SiNett Corporation, an integrated chip and software company in the wireless network market from September 2004 to October 2005. From October 2002 to September 2004, he was Vice President of Finance and Chief Financial Officer of Tripath Technology, Inc. a fabless semiconductor company. Mr. Eichler was Vice President of Finance, Chief Financial Officer and Corporate Secretary with Gadzoox Networks from March 2001 to May 2002, Vice President of Finance and Administration and Chief Financial Officer with Alliance Semiconductor from December 1999 to March 2001 and Vice President of Finance and Chief Accounting Officer with Adobe Systems from December 1997 through December 1998. Mr. Eichler is a Certified Public Accountant and received his Master of Business Administration degree from the University of California Los Angeles and his Bachelor of Science in Accounting from Northeastern University.

On September 29, 2005, following a recommendation by its Compensation Committee, the Company’s Board of Directors approved the Eichler Change of Control Agreement (as described in Item 1.01 above) and Mr. Eichler’s compensation for service as the Company’s Chief Financial Officer as follows:

(i)	$225,000 annual base salary;

(ii)	$67,500 annual target bonus, to be paid quarterly based on achievement of performance objectives according to a plan to be developed by the Company and approved by the Compensation Committee of the Board of Directors of the Company; and .

(iii)	an initial inducement stock option grant of 500,000 shares of the Company’s Common Stock as incentive or retention options to be issued outside of the Company’s stock plans at the fair market value of the Company’s Common Stock on the NASDAQ national market as of the close of business on October 3, 2005, Mr. Eichler’s start date with the Company. Mr. Eichler’s option has a term of ten (10) years and will vest and become exercisable at the rate of 1/4 of the shares subject to such option one year after the date of grant and 1/48th of the total shares subject to the option at the end of each month thereafter; provided that Mr. Eichler’s employment with the Company shall not have terminated for any reason (including death of disability) prior to such vesting date. The option is subject to compliance with applicable securities laws and regulations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 5, 2005	INTELLISYNC CORPORATION

	By:	/s/ Woodson Hobbs
Woodson Hobbs President and Chief Executive Officer (Principal Executive Officer)